Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement No. 333-76728 on Form S-8 of our report dated June 12, 2013, relating to the financial statements and financial statement schedule of Plexus Corp. 401(k) Retirement Plan, included in this Annual Report on Form 11-K of Plexus Corp. 401(k) Retirement Plan for the year ended December 31, 2012.

Wipfli LLP

June 12, 2013
Green Bay, Wisconsin